Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of E*TRADE Financial Corporation of our report dated March 10, 2005 (October 17, 2005 as to the effects of discontinued operations and segment classification discussed in Note 31), included in this Current Report on Form 8-K of E*TRADE Financial Corporation.

Filed on Form S-3:

Registration Statement Nos.:	333-98417, 333-100185, 333-104903, 333-41628, 333-98419, 333-124673

Filed on Form S-4:

Registration Statement Nos.:	333-91467, 333-62230, 333-117080

Filed on Form S-8:

Registration Statement Nos.:	333-12503, 333-52631, 333-62333, 333-72149, 333-35068, 333-35074, 333-37892, 333-44608, 333-44610, 333-54904, 333-56002, 333-113558, 333-91534, 333-125351

/s/    Deloitte & Touche LLP

McLean, Virginia

October 17, 2005